EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11 Amendment No. 1, and the related Prospectus of United Development Funding III, L.P. for the registration of 17,500,000 limited partnership units and to inclusion therein of our report dated November 14, 2005, with respect to the financial statements of United Development Funding III, L.P. as of September 30, 2005 and for the period from June 13, 2005 (Inception) through September 30, 2005, filed with the Securities and Exchange Commission.
/s/ Whitley Penn
Dallas, Texas
November 14, 2005